STOCK PURCHASE AGREEMENT

by and between

PETER HOOPER

and

FIND/SVP, INC.

with respect to all of the
issued and outstanding capital stock of

ATLANTIC RESEARCH & CONSULTING, INC.

Dated as of March 14, 2005

i

	(u)	Insurance.	28
	(v)	Employees.	29
	(w)	Customers and Suppliers.	30
	(x)	Governmental Approvals and Third Party Consents.	30
	(y)	Transactions with Related Parties.	30
	(z)	Brokers and Intermediaries.	31
	(aa)	Title to Securities.	31
	(bb)	List of Bank Accounts and Proxies.	31
	(cc)	Environmental and Safety Matters.	31
	(dd)	Accounts Receivable, Notes Receivable, and Costs in Excess of Billing.	32
	(ee)	Investment in the Consideration Shares.	32
	(ff)	Disclosure.	33
Section 4.2	Representations and Warranties of the Purchaser.		33
	(a)	Organization and Standing.	33
	(b)	Corporate Power and Authority.	33
	(c)	Agreement Does Not Violate Other Instruments.	33
	(d)	Litigation.	34
	(e)	Approvals.	34
	(f)	Brokers and Intermediaries.	34
	(g)	Consideration Shares.	34

ARTICLE V COVENANTS AND ADDITIONAL AGREEMENTS			34

Section 5.1	Preparation of Tax Return; S Corporation Status.		34
	(a)	Tax Returns.	34
	(b)	Cooperation on Tax Matters.	34
	(c)	Tax Refunds.	35
	(d)	Transfer Taxes.	35
	(e)	Apportionment of Straddle Periods.	35
	(f)	S Corporation Status.	35
Section 5.2	Notification.		35
Section 5.3	Confidentiality.		36
Section 5.4	Covenant Not to Compete.		36
Section 5.5	Further Assurances.		38
Section 5.6	Subsequent Actions.		39
Section 5.7	Covenants Regarding Deferred Consideration.		39
Section 5.8	Payment of Deferred Consideration Upon Certain Events of Default.		40
Section 5.9	Payment of Deferred Consideration Upon Bankruptcy Event.		42
Section 5.10	Indebtedness.		43
Section 5.11	Affirmative Covenants of the Seller.		43
Section 5.12	Affirmative Covenants of the Seller Relating to Due Diligence.		44
Section 5.13	Negative Covenants of the Seller.		44
Section 5.14	Affirmative Covenants of the Purchaser.		46
Section 5.15	Acquisition Proposals: No Solicitation. In consideration of the substantial		47

ARTICLE V.A TERMINATION			47

Section 5A.1	Termination by the Purchaser.		47
Section 5A.2	Termination by the Seller.		48
Section 5A.3	Effect of Termination.		48
Section 5A.4	Notice of Termination.		48
Section 5A.5	Waiver.		48

ARTICLE VI INDEMNIFICATION			49

Section 6.1	Survival of the Representations and Warranties.		49
Section 6.2	Effects of Investigation; Supplement of Schedules Prior to Closing.		49
Section 6.3	Indemnification Generally.		49
	(a)	By the Seller.	49

ii

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 14, 2005, is entered into by and between FIND/SVP, INC., a New York corporation with its principal offices at 625 Avenue of the Americas, New York, New York 10011 (the “Purchaser”); and PETER HOOPER, an individual residing at 85 East India Row, Boston, Massachusetts 02110 (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is the legal and beneficial owner of all of the issued and outstanding shares of capital stock of ATLANTIC RESEARCH & CONSULTING, INC., a Massachusetts corporation, with its principal offices at 109 State Street, Boston, MA 02109 (the “Company”); and

WHEREAS, the Seller desires to sell, and the Purchaser desires to acquire, all of the shares of the capital stock of the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and promises herein contained, the Purchaser and the Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Acquisition Proposal” shall have the meaning set forth in Section 5.15 hereof.

“Additional Three Year Aggregate Deferred Consideration Amount” means a sum determined in accordance with the formula set forth on Schedule 2.5 hereto.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person. The term “Affiliate” shall include any Person that owns or has control over more than ten percent (10%) of the equity interests in another Person. With respect to Section 5.4 only, “Affiliate” shall only mean the subsidiaries and related entities of Purchaser set forth in its filings with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Agent” shall have the meaning set forth in Section 5.15 hereof.

“Applicable Law” means, with respect to any Person, any international, national, regional, state or local treaty, statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity and any requirements imposed by common law or case law, applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with their activities on behalf of such Person). Applicable Law includes, without limitation, environmental laws, state and local zoning laws and ordinances, land use and building laws, laws respecting the sale of services, laws respecting employment and labor, and laws respecting bidding on contracts.

“Assets” means all tangible and intangible property owned by the Company and any other assets of the Company designated as assets pursuant to GAAP.

“Average Closing Price” means the average closing price of the Purchaser Common Stock quoted on the OTC Bulletin Board on the NASDAQ System (or whatever principal exchange the shares of Purchaser are being traded on at the time of determination) for a twenty (20) consecutive trading day period ending on the third trading day prior to (a) the Closing Date with respect to the Consideration Shares payable pursuant to Section 2.2(a)(ii) hereof, or (b) the earlier of (i) the actual date of payment or (ii) the 90th day after the first, second or third anniversary of the Closing Date hereof in connection with, respectively, the Year One Deferred Consideration Amount, the Year Two Deferred Consideration Amount or the Three Year Aggregate Deferred Consideration Amount as may be payable pursuant to Section 2.6 hereof.

“Business” means the business of the Company, including, but not limited to, qualitative and quantitative market research, and data collection services.

“CERCLA” shall have the meaning set forth in Section 4.1(cc) hereof.

“Closing” means the consummation of the transactions provided for in this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.

“Common Stock” means the authorized common stock, no par value per share, of the Company.

“Consideration Shares” has the meaning set forth in Section 2.2 below.

“Company Intellectual Property” shall have the meaning set forth in Section 4.1(q) hereof.

“Content” shall mean any and all information, pictures, images, graphics, video, text, and any other content or information, in whatever form or on any media.

“Company” has the meaning set forth on the Preamble of this Agreement.

“Determining Accountants” has the meaning set forth in Section 2.7(c) hereof.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, each as determined in accordance with GAAP.

“Employee Benefit Plan” means any (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or (C) other material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Encumbrance” shall mean any mortgage, lien, security interest, pledge, proxy, voting trust or agreement, encumbrance, option, restriction on use, voting or transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

“Environmental Release” shall have the meaning set forth in CERCLA.

“Environmental and Safety Requirements” shall mean all Applicable Law concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Environmental Release, threatened Environmental Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or distillates, asbestos, polychlorinated biphenyls, noise or radiation).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 4.1(g) hereof.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Financial Statements” shall have the meaning set forth on Section 4.1(g) hereof.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any national, international, territorial, state, regional, provincial or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative commission or other agency, or any political or other subdivision, department or branch of any of the foregoing, or any arbitrator or mediator.

“Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor, or otherwise.

"Indebtedness" of any Person means and includes, without duplication, as of any date as of which the amount thereof is to be determined, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; (iii) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments (other than performance, surety, and appeals bonds arising in the ordinary course of business); (iv) any capital lease obligation of such Person; (v) all reimbursement, payment, or similar obligations, contingent or otherwise, of such Person under acceptance or letters of credit (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA); (vi) all obligations of such Person, contingent or otherwise, under any Guaranty by such Person of the obligations of another Person of the type referred to in clauses (i) through (v) above; (vii) all obligations referred to in clauses (i) through (vi) above secured by any mortgage or security interest in property (including without limitation accounts, contract rights, and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest; and (viii) any other indebtedness or liability included on, or that should be included on, a balance sheet of such Person prepared in accordance with GAAP.

“Insurance Policies” has the meaning set forth in Section 4.1(u) hereof.

“Intellectual Property” shall mean any United States, foreign, international and state patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, “Patents”); trademarks, service marks, and trademark or service mark registrations and applications, trade names, trade dress, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); Internet domain names; copyrights, copyright registrations, renewals and applications for copyrights, including without limitation for Content and Software (each as defined herein) (collectively, “Copyrights”); Content; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, inventions, discoveries, formulae, algorithms, models and methodologies, rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons, and all license agreements and other agreements granting rights relating to any of the foregoing which are classified as intangible assets under GAAP.

“Knowledge”, whether capitalized or not, means (i) the actual knowledge of such Person after due inquiry or (ii) knowledge that such Person should have reasonably been expected to know in the Ordinary Course of Business, unless otherwise provided for herein to the contrary. A Person (other than an individual) will be deemed to have “knowledge” of a particular fact or other matter if any of such Person's then current Affiliates, clerk, officers or directors (including, for purposes of Seller and the Company, Peter Hooper, Kelly Basile or Costas Pavlides), has, or at any time had, knowledge of such fact or other matter.

“Lease” and “Leases” have the meanings set forth in Section 4.1(o) hereof.

“Leased Property” has the meaning set forth in Section 4.1(o) hereof.

“Liability” and “Liabilities” means any liability or obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“License Agreements” shall have the meaning set forth in Section 4.1(q) hereof.

“Litigation” has the meaning set forth in Section 4.1(m) hereof.

“Losses” has the meaning set forth in Section 6.3(a) hereof.

“Material Adverse Effect” means any change, event or condition of any character which has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets, Liabilities, properties or business of the Company or on any of its relations with any Person, employee, customer or supplier.

“Multiemployer Plan” has the meaning set forth in Section 3(37)(A) of ERISA.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice.

“PBGC” means the Pension Benefit Guaranty Company.

“Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, unincorporated association, organization, Governmental Entity or other entity or organization.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser’s Business” means (i) subscription-based research and consulting services, (ii) any short-answer or rapid-turnaround research and consulting services, (iii) any in-depth business research or competitive intelligence services, or (iv) qualitative or quantitative market research.

“Related Party” and “Related Parties” has the meaning set forth in Section 4.1(y) hereof.

“Reportable Event” has the meaning set forth in Section 4043 of ERISA.

“Representatives” means, as to any Person, its accountants, attorneys, consultants, officers, directors, employees, agents and other advisers and representatives.

“Right of Set-off” shall have the meaning set forth in Section 6.3(e) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder.

“Seller” has the meaning set forth in the first preamble of this Agreement.

“Shares” means all of the issued and outstanding shares of Common Stock.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on any of the Company’ Internet site(s), and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

“Tax” or “Taxes” means any federal, state, county, municipal, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, assessment, charge, duty, fee, levy or other governmental charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Three Year Aggregate EBITDA” means, EBITDA for the Company for the three year period beginning on the first day of the month following the Closing Date and ending on the last day of the thirty-sixth month thereafter.

“Three Year Aggregate Deferred Consideration Threshold” means an amount of Three Year Aggregate EBITDA equal to $2,400,000.

“Three Year Aggregate Deferred Consideration Amount” means a sum determined in accordance with the formula set forth on Schedule 2.5 hereto.

“Year One Deferred Consideration Amount” means a sum determined in accordance with the formula set forth on Schedule 2.3 hereto.

“Year One Deferred Consideration Threshold” means an amount of Year One EBITDA equal to $800,000.

“Year One EBITDA” means, EBITDA for the Company for the one year period beginning on the first day of the month following the Closing Date and ending on the last day of the twelfth month thereafter.

“Year Two Deferred Consideration Amount” means a sum determined in accordance with the formula set forth on Schedule 2.4 hereto.

“Year Two Deferred Consideration Threshold” means an amount of Year Two EBITDA equal to $800,000.

“Year Two EBITDA” means, EBITDA for the Company for the one year period beginning on the first day of the month following the one-year anniversary of the Closing Date and ending on the last day of the twelfth month thereafter.

ARTICLE II
SALE AND PURCHASE OF SHARES

Section 2.1  Purchase of Shares. Subject to the terms and conditions set forth herein, on the Closing Date, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares issued to Seller, which at Closing shall collectively constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company. At the Closing, the Seller shall deliver to the Purchaser all of the certificates representing the Shares together with stock powers separate from the certificates duly executed by the Seller in blank and sufficient to convey to the Purchaser good title to all of the Shares free and clear of any and all Encumbrances of any nature whatsoever.

Section 2.2  Consideration.

(a)  Subject to the terms and conditions set forth in this Agreement, the aggregate purchase price for the Shares shall be Four Million One Hundred Thousand ($4,100,000.00) Dollars, payable in accordance with Section 2.2 (i) and (ii) below, plus the amount of any Year One Deferred Consideration Amount, Year Two Deferred Consideration Amount and Three Year Aggregate Deferred Consideration Amount that may be payable pursuant to Sections 2.3, 2.4 and 2.5 hereof, respectively (the “Purchase Price”). That portion of the Purchase Price to be paid at the Closing shall be as follows:

(i)	$3,600,000.00 shall be payable in cash by wire transfer of immediately available funds at the Closing (the “Initial Cash Consideration”) to the Seller; and

(ii)	$500,000.00 of duly authorized and non-assessable shares (the “Consideration Shares”) of the Purchaser’s common stock, par value $.0001 per share (the “Purchaser Common Stock”) issued to the Seller.

For purposes of determining the number of shares of Purchaser Common Stock which shall constitute the Consideration Shares payable at Closing to the Seller, the value of Purchaser Common Stock shall be determined based upon the Average Closing Price and in the case of any fractional shares resulting from such determination, the number of shares so determined shall be rounded to the nearest whole number of shares.

Section 2.3  Year One Deferred Consideration. If the Year One EBITDA shall exceed the Year One Deferred Consideration Threshold, the Purchaser shall, subject to Section 2.6 hereof, pay, or shall arrange for the Company to pay to the Seller in cash by wire transfer of immediately available funds the Year One Deferred Consideration Amount indicated on Schedule 2.3 hereto no later than the later of (i) ninety days after the first anniversary of this Agreement or (ii) upon the Seller giving timely notice of dispute in accordance with Section 2.7, within ten (10) days of the determination of the Year One EBITDA in accordance with Section 2.7.

Section 2.4  Year Two Deferred Consideration. If the Year Two EBITDA shall exceed the Year Two Deferred Consideration Threshold, the Purchaser shall, subject to Section 2.6 hereof, pay, or shall arrange for the Company to pay to the Seller in cash by wire transfer of immediately available funds the Year Two Deferred Consideration Amount indicated on Schedule 2.4 hereto no later than the later of (i) ninety days after the second anniversary of this Agreement or (ii) upon the Seller giving timely notice of dispute in accordance with Section 2.7, within ten (10) days of the determination of the Year Two EBITDA in accordance with Section 2.7.

Section 2.5  Three Year Aggregate Deferred Consideration. If the Three Year Aggregate EBITDA equals or exceeds the Three Year Aggregate Deferred Consideration Threshold, the Purchaser shall, subject to Section 2.6 hereof, pay, or shall arrange for the Company to pay to the Seller in cash by wire transfer of immediately available funds the Three Year Aggregate Deferred Consideration Amount indicated on Schedule 2.5 hereto no later than the later of (i) ninety days after the third anniversary of this Agreement or (ii) upon the Seller giving timely notice of dispute in accordance with Section 2.7, within ten (10) days of the determination of the Three Year Aggregate EBITDA in accordance with Section 2.7.

Section 2.6  Payment of Deferred Consideration in Purchaser Common Stock. Notwithstanding any provision of Sections 2.3, 2.4 and 2.5, Purchaser may, in its sole discretion, pay no more than one-third of any of the Year One Deferred Consideration Amount, the Year Two Deferred Consideration Amount or the Three Year Aggregate Deferred Consideration Amount in the form of Purchaser Common Stock based on the Average Closing Price.

Section 2.7  Determination of Calculations.

(a)  The Year One EBITDA, the Year One Deferred Consideration Amount, and whether the Year One Deferred Consideration Threshold has been met shall be determined by the Chief Financial Officer of the Purchaser no later than sixty (60) days following the end of the one year period contemplated in the definition of Year One EBITDA, and notice thereof shall be delivered to the Seller within five (5) days of such determination. The Year Two EBITDA, the Year Two Deferred Consideration Amount, and whether the Year Two Deferred Consideration Threshold has been met shall be determined by the Chief Financial Officer of the Purchaser no later than sixty (60) days following the end of the two year period contemplated in the definition of Year Two EBITDA, and notice thereof shall be delivered to the Seller within five (5) days of such determination. The Three Year Aggregate EBITDA, the Three Year Aggregate Deferred Consideration Amount, and whether the Three Year Aggregate Deferred Consideration Threshold has been met shall be determined by the Chief Financial Officer of the Purchaser no later than sixty (60) days following the end of the three year period contemplated in the definition of Three Year Aggregate EBITDA, and notice thereof shall be delivered to the Seller within five (5) days of such determination. Each notice delivered by the Purchaser to the Seller under this Section 2.7 shall include, in reasonable detail, an explanation of the basis for such determination, a summary of the books, records and other materials reviewed by the Chief Financial Officer of the Purchaser in making such determination and a description of the analysis performed by him in reaching his determination.

(b)  The Seller and his accountant shall be afforded access to and shall be entitled to review the work papers in connection with the determination of the Year One EBITDA, the Year Two EBITDA, the Three Year Aggregate EBITDA, the Year One Deferred Consideration Amount, the Year Two Deferred Consideration Amount, the Three Year Aggregate Deferred Consideration Amount and whether the Year One Deferred Consideration Threshold, the Year Two Deferred Consideration Threshold or the Three Year Aggregate Deferred Consideration Threshold have been met. These determinations shall become final and binding upon the parties unless, within thirty (30) days following notice to the Seller, notice is given by the Seller to the Purchaser of the Seller’s dispute of any such determination, setting forth in reasonable detail the Seller’s basis for such objection.

(c)  If Seller delivers timely notice of dispute, the parties shall work together in good faith to resolve such dispute. If the parties are unable to reach agreement within thirty (30) days after notice of dispute has been received by the Purchaser, then all such disputes shall be submitted for resolution as promptly as practicable thereafter to a mutually acceptable accounting firm of national reputation (the “Determining Accountants”). The Determining Accountants will make a determination as to each item in dispute, which determination will be (i) in writing, (ii) furnished to the Purchaser and the Seller as promptly as practicable after the items in dispute have been referred to the Determining Accountants, (iii) made in accordance with this Agreement, and (iv) final and binding upon each party hereto. Each of the Purchaser and the Seller will use reasonable efforts to cause the Determining Accountants to render their decision as soon as reasonably practicable, including without limitation by promptly complying with all reasonable requests by the Determining Accountants for information, books, records and similar items. All costs and expenses incurred as a result of the services rendered by the Determining Accountants in connection with the determination of such disputed item shall be divided equally between the Seller and the Purchaser.

Section 2.8  Legending of Consideration Shares. Each certificate for Purchaser Common Stock to be issued to the Seller pursuant to this Agreement shall bear substantially the following legend:

NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER (THE “ACT”) AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) IF SUCH TRANSFER IS EXEMPT FROM THE PROVISIONS OF THE ACT.

ARTICLE III
CLOSING

Section 3.1  Time and Place of Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York, 10019 at 10:00 A.M., New York time on April 1, 2005, or such other time and date as the parties shall agree (the “Closing Date”). The closing of the transactions contemplated by this Agreement is herein called the “Closing.” All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

Section 3.2  Conditions Precedent to Purchaser’s Obligation to Close. The obligation of the Purchaser to purchase the Shares and to perform its other obligations under this Agreement at the Closing shall be subject to the satisfaction of each and every of the following conditions precedent (or waiver thereof by the Purchaser) on or prior to the Closing Date:

(a)  Representations and Warranties. Each of the representations and warranties of the Seller contained in Section 4.1 of this Agreement or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, were true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), and the Purchaser shall have received a certificate from the Seller, dated the Closing Date, to that effect.

(b)  Compliance with Obligations.
The Seller shall have performed and complied, and shall have caused the Company to perform and comply, in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date and the Purchaser shall have received a certificate from the Seller, dated the Closing Date, to that effect.

(c)  No Material Adverse Effect.Except as may be set forth herein, since the date hereof there shall have been no change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and the Purchaser shall have received a certificate from the Seller, dated the Closing Date, to such effect.

(d)  Consents. The Company shall have obtained, on or prior to the Closing Date, the consent of all Persons, the consent of which is required, so that the consummation of the transactions contemplated by this Agreement will not constitute a default or accelerate any liability under any agreement to which the Company is a party or by which the Company is bound.

(e)  Due Diligence. The Seller shall have afforded the Purchaser, its agents and other Representatives, complete access to the properties, facilities and books and records of the Company.

(f)  No Injunctions, etc. The Closing shall not have been enjoined or prohibited by any judicial or regulatory proceeding, nor shall any action, proceeding, suit, litigation or investigation be pending or threatened before any Governmental Entity (i) that seeks to enjoin or prohibit, or to obtain damages in connection with the Closing or (ii) that purports to affect the legality, validity or enforceability of this Agreement and the other documents, instruments and agreements to be entered into by the Seller pursuant hereto.

(g)  Receipt of Documents, etc. The Purchaser shall have received the following, in form and substance reasonably satisfactory to the Purchaser:

(i)	certificates representing the Shares, which certificates shall be in good delivery form, duly endorsed or accompanied by appropriate stock transfer powers duly executed;

(ii)
copies of the Articles of Organization (as recently certified by its jurisdiction of incorporation) and Bylaws of the Company, certified by the Secretary of the Company as of the Closing Date as being true and correct copies thereof as in effect on the Closing Date;

(iii)	a certificate from the Seller certifying as of the Closing Date the amount of available cash in the operating account of the Company as of the Closing;

(iv)	all corporate minute books, stock certificate books and other corporate records of the Company;

(v)
a certificate of the Secretary of the Commonwealth of Massachusetts, dated as of a date within thirty (30) days prior to the Closing Date, certifying that the Company is in good standing under the laws of Massachusetts;

(vi)
Employment agreements, dated the Closing Date, substantially in the forms attached hereto as Exhibits 3.2(g)(vi)(i), (ii) and (iii), by and between the Company and each of Seller, Kelly Basile and Costas Pavlides, as executed by the employees named therein and the Company;

(vii)
the written consent of all Persons whose consent is required so that the consummation of the transactions contemplated by this Agreement will not constitute a default or accelerate any liability under any agreement to which the Company is a party or by which the Company is bound;

(viii)	evidence of the termination of the Stockholders Agreement of the Company, dated November 13, 2000;

(ix)
a written waiver by the Company, the Board of Directors of the Company and Seller of Section 3.3 of the Bylaws of the Company and Section 5A of the Articles of Organization of the Company in connection with the transfer of the Shares pursuant to this Agreement;

(x)	an executed release of Seller in form attached hereto as Exhibit 3.2(g)(x);

(xi)
such other documentation as may be reasonably necessary or desirable to evidence the transfer of good title to the Shares and the release of any Encumbrances relating to the assets of the Company at Closing other than those Encumbrances set forth on Schedule 3.2(g)(xi); and

(xii)
evidence that the Seller or the Company has paid such funds, if any, required pursuant to Section 5.10 to Citizens Bank under the Company’s $600,000 line of credit arrangement and evidence that such Indebtedness has been discharged and satisfied in full and that such arrangement has been terminated and is of no force and effect and that all security therefor has been returned.

Section 3.3  Conditions Precedent to Seller’s Obligation to Close. The obligations of the Seller to sell the Shares and to perform his other obligations under this Agreement at the Closing shall be subject to the satisfaction of the following conditions precedent (or waiver thereof by the Seller) on or prior to the Closing Date:

(a)  Representations and Warranties. On the Closing Date, each of the representations and warranties of the Purchaser contained in Section 4.2 of this Agreement or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), and the Seller shall have received a certificate from the Purchaser, dated the Closing Date, to that effect.

(b)  Compliance with Obligations. The Purchaser shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the Seller shall have received a certificate from the Purchaser, dated the Closing Date, to that effect.

(c)  No Injunctions. etc. The Closing shall not have been enjoined or prohibited by any judicial or regulatory proceeding, nor shall any action, proceeding, suit, litigation or investigation be pending or threatened before any court, arbitration, tribunal, governmental or regulatory agency or legislative body (i) that seeks to enjoin or prohibit, or to obtain substantial damages in connection with, the Closing, or (ii) that purports to affect the legality, validity or enforceability of this Agreement and the other documents, instruments and agreements to be entered into by the Purchaser pursuant hereto.

(d)  Receipt of Documents, etc.
The Seller shall have received the following, in form and substance reasonably satisfactory to the Seller:

(i)	the Initial Cash Consideration;

(ii)	the Closing Consideration Shares;

(iii)	certified copies of resolutions of the Board of Directors of the Purchaser approving the transactions set forth in this Agreement, including the issuance of the Consideration Shares;

(iv)
a Certificate of the Secretary of State of the State of New York, as of a date within thirty (30) days prior to the Closing Date, certifying that Purchaser is in good standing under the laws of the State of New York; and

(v)
Evidence that the Purchaser has paid such funds required pursuant to Section 5.10 to Citizens Bank under its $600,000 line of credit arrangement and evidence that such Indebtedness has been discharged and satisfied in full and that such arrangement has been terminated and is of no force and effect and that all security therefor has been returned.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1  Representations and Warranties of the Seller.  The Seller represents and warrants to the Purchaser that each of the following statements is true, accurate and complete:

(a)  Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Massachusetts, has the full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals required to carry on the Business in the places and as it is now being conducted and to own, lease and sublease the properties and assets with respect to the Business which it now owns, leases or subleases and is qualified to do business as a foreign corporation in each of the jurisdictions listed in Schedule 4.1(a) attached hereto, which constitute all of the jurisdictions where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not be reasonably likely to have a Material Adverse Effect. The Company is in good standing in each of the jurisdictions set forth on Schedule 4.1(a).

(b)  Articles of Organization, Bylaws and Corporate Records. The Seller has heretofore furnished to the Purchaser complete and correct copies of the Articles of Organization, Bylaws, stock ledgers and all minutes books of the Board of Directors and its committees and the stockholders of the Company. All material actions taken by the Company since its organization and incorporation have been duly authorized and/or subsequently ratified by the stockholder or Board of Directors, as necessary, of the Company and are set forth in the minute books of the Company. Such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and stockholders of the Company since the date of its incorporation. All such meetings were duly called (unless effective waivers of notice were given) and held, and a quorum was present and acting throughout each such meeting. Such stock ledgers and stock transfer records reflect all issuances and registrations of transfer of all shares of capital stock of the Company and certificates representing all canceled shares of capital stock have been returned to the stock ledger, except where a lost certificate affidavit has been received from the registered owner (or their lawful representative) of the shares evidenced thereby. Execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller do not and will not violate any provision of the Articles of Organization and Bylaws of the Company.

(c)  Capitalization of the Company. The entire authorized capital stock of the Company consists of 200,000 shares of Common Stock of which 10,400 shares are issued to the Seller and remain outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and non-assessable and are held of record by the Seller, and are free and clear of any liens, charges, Encumbrances or in violation of any statutory or common law preemptive rights. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or the Seller is a party or which are binding upon the Company or the Seller providing for the issuance, transfer, disposition or acquisition of any of its capital stock. There is no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company. There are no dividends which have accrued or been declared but are unpaid on the outstanding capital stock of the Company. All Taxes required to be paid in connection with the issuance and any transfers of the outstanding capital stock of the Company have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of the Company since the date of its incorporation have been obtained or effected, and all securities of the Company have been issued and are held in accordance with the provisions of all Applicable Law. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company, which would not otherwise be terminated at or before the Closing. Upon consummation of the Closing, the Company will not have any securities convertible into or exchangeable for any shares of its capital stock which have been created prior to the Closing, nor will it have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any securities convertible into or exchangeable for its capital stock, which has been created prior to the Closing.

(d)  FIRPTA. The Seller is not a ‘foreign person’ within the meaning of Section 1445 of the Code.

(e)  Authority. The Seller is a natural Person and is competent and has all requisite power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by him pursuant hereto, to perform hereunder and thereunder, and to consummate the transactions identified in this Agreement without the necessity of any act or consent of any other Person or entity whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Seller in connection herewith, constitute or will, when executed and delivered, constitute the legal, valid and binding obligation of the Seller, enforceable against him in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

(f)  Subsidiaries and Affiliates. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, joint venture, limited liability company or other business association or entity. The Seller does not have any Affiliates that are engaged in the Business.

(g)  Financial Statements. Attached as Schedule 4.1(g) are true and complete copies of the (i) unaudited, estimated balance sheet of the Company as of 12:01 a.m. on the Closing Date, prepared in accordance with GAAP, consistent with the Financial Statements, as reasonably estimated by the Seller (the “Estimated Closing Balance Sheet”), and (ii) Company’s audited balance sheet and related audited statement of income, stockholder’s equity and income, and cash flows at and for the fiscal years ended December 31, 2002, 2003 and 2004, including the notes thereto and ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements (a) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company in accordance with GAAP consistently applied throughout the periods covered thereby, and (b) are true and correct and fairly reflect in all material respects the financial position of the Company as of the respective dates thereof and the results of operations, changes in stockholders’ equity and income, and cash flows for the periods covered thereby. The assets of the Company reflected on the December 31, 2004 balance sheet set forth in the Financial Statements were for the sole use of the Company.

(h)  Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.1(h), there are no Liabilities of the Company including, without limitation, Indebtedness, other than those that (i) are disclosed or reserved against on the 2004 Financial Statements related to the fiscal year ended December 31, 2004 or the notes thereto; or (ii) have been incurred in the Ordinary Course of Business since December 31, 2004. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable based on the Company’s historical performance during previous years, and have been calculated in a consistent manner.

(i)  Taxes. The Company has duly filed or caused to be filed all Tax reports and returns that it was required to file. All such reports and returns were prepared and filed in accordance with Applicable Law and, to the Knowledge of the Seller, are correct and complete in all material respects and the Company has not reported or taken any positions on its Tax returns that could give rise to a substantial understatement of federal or other Tax. The Company is not the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by that jurisdiction. All Taxes owed by the Company have been fully paid or fully reserved against in the Financial Statements. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There is no action, suit, proceeding, investigation, audit dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Seller has any actual Knowledge, and, to the Knowledge of the Seller, there exists no reasonable basis for the making of any such actions, suits, proceedings, investigations, audit disputes or claims. No Tax authority has sought to audit the Company since January 1, 1999. There is not now and, to the Knowledge of Seller, there will not be, any liability for Taxes arising out of, or attributable to, or affecting the assets or the conduct of the Business through the Closing Date, for which the Company will have any Liability for payment or otherwise in excess of the amounts so paid by the Company which would be reflected as a liability of the Company in its financial statements if prepared as of the Closing Date in accordance with GAAP. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Seller, with respect to the Company, nor the Company has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of other tax law, domestic or foreign, by reason of a change in accounting method initiated by it or any other relevant party nor has it any Knowledge that any taxing authority has proposed any such adjustment or change in accounting method. The Company does not have any application pending with any taxing authority requesting permission for any changes in accounting methods. The Company is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other party. The Company has not engaged in any reportable transaction as defined in Treas. Reg. Section 1.6011-4. The Seller has previously provided or made available to the Buyer true, correct and complete copies of each of the federal, state, local, and other income tax returns filed by the Company for the past three fiscal years which were due, without regard to any extensions granted on or before the date hereof.

The Company has in effect a valid election to be treated as an “S corporation,” as that term is defined in Section 1361(a) of the Code and has had such valid elections in effect at all times since January 1, 2001. As of the date of this Agreement, the Company qualifies as, and will qualify as of the day before the Closing Date as, an “S corporation” as that term is defined in Section 1361(a) of the Code. Since January 1, 2001, neither the Company nor the Seller has taken any action or omitted to take any action, which action or omission could result in the loss of “S corporation” status for the Company for all periods from January 1, 2001 to and including the day before the Closing Date.

(j)  Tangible Property.

(i)
Assets. Schedule 4.1(j) hereto sets forth all plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property used in the Business (“Tangible Property”).

(ii)
Title to and Location of Assets. Except as disclosed in Schedule 4.1(j) attached hereto, the Company has good and valid title to, or a valid leasehold interest in, all Tangible Property, in each case free and clear of any Encumbrances. Each item of tangible property used in connection with the Business is located at the Leased Property of the Company.

(iii)
Enforceability of Personal Property Leases. Each of the leases for personal property included in the Assets is in full force and effect and constitutes a legal, valid and binding obligation of the Company and each other party thereto, enforceable in accordance with its terms, and there is not existing under any of such leases any default of the Company or any event or condition which, with notice or lapse of time, or both, would constitute a default.

(iv)
Operating Condition.All of the tangible material assets used in the Business are in operating condition and in a sufficient state of repair to operate the Business as presently conducted by the Company, and are inspected, maintained and operated in conformity with all Applicable Law.

(v)	Sufficiency. Other than as set forth on Schedule 4.1(j), there are no assets owned by any third party which are used in the operation of the Business, as presently conducted by the Company.

(k)  No Conflict. Except as set forth on Schedule 4.1(k), the execution, delivery and performance of this Agreement and the other documents, instruments and agreements to be entered into pursuant hereto by the Seller do not, and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or lapse of time or both): (i) violate or conflict with the Articles of Organization or bylaws (or other organizational documents) of the Company; (ii) violate or conflict with any Applicable Law binding upon the Company, except as would not be reasonably likely to have a Material Adverse Effect; (iii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any material agreement or other obligation to which the Company is a party (including, without limitation, the Material Agreements) or by which it or any of its Assets are bound; or (iv) result in the creation of an Encumbrance pursuant to, or give rise to any penalty, acceleration of remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any material contract or agreement to which the Company is a party or by which its assets are bound.

(l)  Absence of Changes. Since December 31, 2004, the Company has conducted the Business only in the Ordinary Course of Business and has not made any distribution of cash or other Assets other than distributions made in the Ordinary Course of Business. In addition, except as disclosed on Schedule 4.1, since December 31, 2004:

(i)          the Company has not (a) sold, leased, licensed, transferred or assigned any Assets of the Company having a fair market value in excess of $10,000 in the aggregate other than for fair consideration in the Ordinary Course of Business, and the Company has not written up the value of any of the Assets, or (b) sold, leased, licensed, transferred, assigned or disposed of any of the Assets material to the conduct of the Business.

(ii)         the Company has not entered into any written contract, lease, sublease or license involving more than $25,000, other than customer contracts and subcontractor contracts related thereto entered into in the Ordinary Course of Business;

(iii)        no party (including, without limitation, the Company) has accelerated, terminated, modified or canceled any contract, agreement, lease, sublease or license (or series of related contracts, agreements, leases, subleases and licenses) involving more than $25,000 to which the Company is a party or by which it is bound, and no party (including, without limitation, the Company) has threatened, or notified the Seller or the Company of its intent to do any of the foregoing;

(iv)        the Company has not imposed any written mortgage or pledge of, or permitted or allowed the subjection of any lien, charge, security interest or Encumbrance of any kind on any of the Assets;

(v)         the Company has not made or committed to make any capital expenditure (or series of related capital expenditures) involving more than $25,000;

(vi)        the Company has not created, incurred, assumed or guaranteed any Indebtedness (including capital lease obligations);

(vii)       the Company has not canceled, amended, delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

(viii)  the Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $10,000 in the aggregate;

(ix)    the Company has not become a party to any legal action or proceeding, exclusive of workman’s compensation claims, where the amount involved or the potential loss is claimed to be more than $10,000;

(x)         there has been no change made or authorized in the Articles of Organization, bylaws or other organizational documents of the Company and there has been no change in any method of accounting or accounting practice of the Company;

(xi)        the Company has not issued, sold or otherwise disposed of, or authorized for issuance or sale, its capital stock or other equity securities, or granted or authorized for issuance or sale any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

(xii)  the Company has not declared, set aside or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

(xiii)  the Company has not experienced any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect;

(xiv)  the Company has not made any new loan to, or entered into any other transaction with, any of their directors, officers and employees giving rise to any claim or right on their part against the Person or on the part of the Person against them, other than in the Ordinary Course of Business;

(xv)       the Company has not granted any increase in the compensation, fringe benefits, or other compensation of, or paid any bonus or special payment of any kind (including increases under any bonus, pension, profit-sharing or other plan or commitment) to any of (A) its employees, (B) the officers or directors of the Company or the Seller, or their respective Affiliates or Related Parties;

(xvi)       the Company has not adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life or other insurance, (G) severance, or (H) other plan, contract or commitment for any of its directors, officers or employees, or modified or terminated any existing such plan, contract or commitment;

(xvii)      the Company has not made any charitable donation or capital contribution to any Person;

(xviii)     there has not been any other occurrence, commitment, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company which has or could reasonably be expected to have a Material Adverse Effect;

(xix)        the Company has not received notice of any material adverse change in their relationships with any financial institution, customer or supplier with which they currently do business, nor is the Company or the Seller aware of any circumstance that could reasonably lead to such a change; and

(xx)         the Company has not agreed, whether in writing or otherwise, to take any of the foregoing actions.

(m)  Litigation. Except as set forth on Schedule 4.1(m), there are no actions, suits, investigations, arbitrations claims or proceedings (“Litigation”) pending or, to the Knowledge of Seller, threatened before any Governmental Entity (a) against (whether as plaintiff, defendant or otherwise) or affecting the Company or its directors, officers or shareholders in their capacities as such (b) against the Seller relating to the Shares or the transactions contemplated by this Agreement, and to the Knowledge of the Seller, there exist no facts or circumstances creating any reasonable basis for the institution of any such action, suit, investigation, claim or proceeding. None of the items set forth on Schedule 4.1(m) could reasonably be expected to result in a Material Adverse Effect. Schedule 4.1(m) sets forth a complete and accurate list, description and outcome of any Litigation against (whether as plaintiff, defendant or otherwise) or affecting the Company during the last five (5) years. There are no outstanding judgments, decrees, orders or injunctions issued against the Company that in any way materially and adversely affects the Business.

(n)  Licenses and Permits: Compliance With Law. The Company possesses all licenses, certificates, permits and franchises required to be obtained from federal, foreign, state, county, municipal or other public authorities in the operation of the Business, and the Company is presently conducting the Business so as to comply with all Applicable Law and in all material respects with all licenses, certificates, permits and franchises. The Company is not in receipt of written notice from any Governmental Entity alleging the violation of any Applicable Law and to the Knowledge of the Seller no investigation, inspection, audit, or other proceeding by any Governmental Entity involving an allegation of violation of any Applicable Law is threatened or contemplated.

(o)  Real Property Leases.

(i)  Leases. Schedule 4.1(o) attached hereto, lists all leases (each a “Lease,” and collectively the “Leases”) entered into by the Company pursuant to which any real property is occupied or used by the Company with respect to the Business (the “Leased Property”). The Seller has delivered to the Purchaser correct and complete copies of the Leases (including all amendments thereto) listed in Schedule 4.1(o). Except as set forth in Schedule 4.1(o) hereto, with respect to each Lease listed in Schedule 4.1(o): (i) the Leases are legal, valid, binding, enforceable and in full force and effect; (ii) the Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, and (iii) there are no disputes, claims, controversies, oral agreements or forbearance programs in effect as to the Leases; there are no other agreements that concern the right, title or interest in and to the Leases or grant to any other Person the right to occupy the Premises used in the Business. All rent and other sums and charges payable under the Leases are current, no notice of default or termination under the Leases are outstanding, no termination event or condition or uncured default on the part of the Company or on the part of the landlord thereunder exists under the Leases, and, to the Knowledge of the Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. There are no subleases, licenses or other agreements pursuant to which the Company has granted to any Person other than the Company any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases and to the Knowledge of the Seller there are no subleases, licenses or other agreements granting to any Person other than the Company any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases. All of the premises demised under the Leases are used in the conduct of the Business. To the Knowledge of the Seller, no landlord under the Leases have any plans to make any material alterations to any of the Leased Property, the construction of which would interfere with the use of any portion of the Leased Property. To the Knowledge of the Seller, no landlord under the Leases has any plans to make any material alterations to any of the buildings in which Leased Property is located, the costs of which alterations would be borne in any part by a tenant under such Leases.

(ii)  Leasehold Improvements. All improvements located on the Leased Property are in a state of good maintenance and repair and in a condition adequate and suitable for the effective conduct therein of the Business conducted and proposed to be conducted by the Company. The heating, ventilation, air conditioning, plumbing and electrical systems at the Leased Properties are in good working order and repair to the extent that it is the Company’s obligation. To the Knowledge of Seller, the heating, ventilation, air conditioning, plumbing and electrical systems at the Leased Properties are in good working order and repair to the extent that it is the landlord’s obligation. The Company has not experienced any material interruption in such services provided to the Leased Property within the last year.

(p)  Real Property Ownership. The Company has never owned any real property or any interest in real property.

(q)  Intellectual Property.

(i)  Schedule 4.1(q) sets forth a complete and accurate list of all United States, international and state (i) Patents and Patent applications, (ii) Trademark registrations and applications and all material unregistered Trademarks, (iii) Internet domain names, and (iv) Copyright registrations and applications and Software (excluding commercially available off the shelf Software), owned by the Company or used in the Business indicating for each, the registered owner, any licensor or licensee (if applicable), the applicable jurisdiction, registration number (or application number), date issued (or date filed) and descriptions of such property, together with all licenses related to the foregoing, whether the Company is the licensee or licensor thereunder.

(ii)  The Company, directly or indirectly, owns or presently has the valid right to use pursuant to license agreements (the “License Agreements”), or otherwise, all Intellectual Property used in connection with the Business (such Intellectual Property, together with the License Agreements the “Company Intellectual Property”).

(iii)  The Intellectual Property set forth on Schedule 4.1(q) is solely and exclusively owned by the Company free and clear of all Encumbrances, and as for all registered Intellectual Property, the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each registration and application for any Patent, Trademark, Internet domain name and Copyright. All of the Intellectual Property registrations and applications and common law trademarks set forth on Schedule 4.1(q), and the trademark rights underlying any trademark registrations, applications and common law marks set forth on Schedule 4.1(q), are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. Neither the Seller nor the Company has received any written, or oral notification of any pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on Schedule 4.1(q) or other Company Intellectual Property, directly or indirectly, owned by any of the Company or against any Company Intellectual Property not owned by the Company.

(iv)  There are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company is a party or, to the Knowledge of the Seller, is otherwise bound, which (i) restrict any of the Company’s rights, as the case may be to use any Company Intellectual Property, (ii) restrict the Business in order to accommodate a third party’s Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise infringe any Company Intellectual Property. The Company has not licensed or sublicensed its rights in any Company Intellectual Property other than pursuant to the License Agreements set forth on Schedule 4.1(q) and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Company Intellectual Property in connection with the Business, except pursuant to the License Agreements set forth on Schedule 4.1(q).

(v)  The License Agreements, permits and other agreements under which the Company has rights to the Company Intellectual Property are valid and binding obligations of the Company and all other parties thereto, enforceable in accordance with their terms, and the Seller does not have Knowledge of any event or condition not listed on Schedule 4.1(q) which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both), a default by the Company under any such License Agreement or other agreement.

(vi)  Neither the Seller nor the Company has received written or oral notification that the conduct of the Business infringes any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) or is defamatory or violative in any way of any publicity, privacy, or other rights. Neither the Seller nor the Company has received any written or oral notification of any pending or threatened claims or suits (i) alleging that any of the Company’s activities or the conduct of the Business infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(vii)  Except as set forth on Schedule 4.1(q), to the Knowledge of the Seller and the Company, no third party is misappropriating, infringing, or otherwise violating any Company Intellectual Property, and no such claims are pending against a third party by the Company.

(viii)  The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any of the Company Intellectual Property nor require the consent of any Governmental Authority or third party in respect of any such Company Intellectual Property.

(ix)        The Company is not licensing to a third party, and has not assigned its rights to any Company Intellectual Property anywhere in the world.

(x)         The Company owns or has the right to use all Software used in the Business. No unlicensed copies of any Software that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements are installed on any of the Company’s computers or computer systems.

(r)  Contracts.

(i)  Schedule 4.1(r)(i) sets forth a list of the following contracts, agreements, binding bids, binding proposals, or binding quotations (whether written or oral), to which the Company is a party or signatory or pursuant to which the Company has third party rights (except with respect to the Leases, which are set forth on Schedule 4.1(o), which is hereby incorporated by reference into Schedule 4.1(r)(i) and made a part thereof): (A) contract or series of contracts resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of Ten Thousand Dollars ($10,000) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount; (B) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or Encumbrance of Assets involving more than Ten Thousand Dollars ($10,000) in each instance; (C) agreement which restricts the Company from engaging in any line of business or from competing with any other Person; and (D) any partnership, shareholder, joint venture, or similar agreement or arrangement to which the Company is a party (collectively, and together with the Leases and all other agreements required to be disclosed on any schedule to this Agreement, the “Material Agreements”). The Seller has previously made available to the Purchaser true, complete and correct copies of all written Material Agreements. The Company is not a party to any oral agreement that is not terminable by the Company upon thirty days’ notice to the other party(ies) thereto without obligation by the Company.

(ii)  Except as set forth on Schedule 4.1(r)(ii), each of the Material Agreements is in full force and effect and are the valid and legally binding obligations of the Company and, to the Knowledge of the Company and the Seller, the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles.

(iii)  Neither the Seller nor the Company has received written or oral notice of default by the Company under any of the Material Agreements, including any written or oral contract or agreement relating to borrowed money to which the Company is a party or by or to which it or its Assets are bound or subject, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default by the Company thereunder. Neither the Company nor, to the Knowledge of the Seller and the Company, any of the other parties to any of the Material Agreements is in material default thereunder, nor, to the Knowledge of the Seller and the Company, has an event occurred which, with the passage of time or the giving of notice or both would constitute a material default by such other party thereunder. Neither the Seller nor the Company has received written or oral notice of the pending or threatened cancellation, revocation or termination of any of the Material Agreements, including, without limitation, any written or oral agreements relating to borrowed money to which the Company is a party or by or to which its assets are bound or subject, nor are any of them aware of any facts or circumstances which are reasonably likely to lead to any such cancellation, revocation or termination.

(s)  Labor Matters.

(i)  The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company.

(ii)  No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Company; no notice has been received from any labor organization or group of employees stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.

(iii)  None of the employees of the Company is represented by any labor organization and, to the Knowledge of the Seller, there has been no union organizing activities among the employees of the Company within the past five years, nor does any question concerning representation exist concerning such employees.

(iv)  Except as set forth on Schedule 4.1(s) attached hereto, within the last three (3) years, the Company has not been the subject of any union activity or labor dispute, nor has there been any strike, dispute, worker slowdown, stoppage or lockout of any kind or similar labor activity called, or, to the Knowledge of Seller, threatened to be called, against the Company; and, except as set forth on Schedule 4.1(s), the Company has not violated in any material respects any applicable federal or state law or regulation relating to labor or labor practices with regard to the Business, including, without limitation, all laws relating to labor relations, equal employment opportunities, wages and hours of work, minimum wages, overtime, fair employment practices, prohibited discrimination and similar employment activities, and the Company is not a party to any collective bargaining agreement affecting the Business.

(v)   There are no unfair labor practices or proceedings claimed, pending or, to the Knowledge of the Seller, threatened before any Governmental Entity and neither the Seller nor the Company knows of any facts or circumstances which might give rise to such unfair labor practice, representation or other proceeding.

(vi)  The Company is not presently, nor has it even been, (A) a member of any “controlled group” (as defined in ERISA) or (B) an “ERISA Affiliate” (as defined in the Code and ERISA) of any Person.

(t)  Pension and Benefit Plans.

(i) Schedule 4.1(t) attached hereto lists all Employee Benefit Plans that the Company maintains, or at any time since January 1, 1999 have maintained, or to which the Company contributes, or at any time since January 1, 1999 have had any obligation to contribute for the benefit of any current or former employee of the Company. The representations and warranties set forth in the following subsections A, B, C, D, E and F are with reference to such Employee Benefit Plans:

(A) Each Employee Benefit Plan (and each related trust or insurance contract) complies, in form and in operation in all material respects, and has been maintained in material compliance with the applicable requirements of ERISA and the Code and all other applicable law including, but not by way of limitation, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code (together with any regulations and proposed regulations promulgated thereunder) and there has been no notice issued by any governmental authority questioning or challenging such compliance. All Employee Benefit Plans are in compliance with Code Section 412, to the extent that it is applicable. The Company has never been a party to, maintained, sponsored, contributed to or terminated a defined benefit employee pension plan under or subject to ERISA.

(B)      All required reports, disclosures and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan through plan years ending December 31, 2004. With respect to each Employee Benefit Plan, all required reports, disclosures and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) through Plan years ending December 31, 2004 have been prepared and filed or distributed appropriately, except to the extent that (i) such preparation, filing or distribution is not required under applicable law on or before the Closing Date and (ii) no penalty or interest will be due as a result of any such failure to prepare, file or distribute such items after the Closing Date.

(C)  All contributions (including all employer contributions and employee salary reduction contributions) which are due, have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due through Plan year ended December 31, 2004 have been paid to each Employee Pension Benefit Plan or properly accrued prior to the Closing Date in accordance with the terms of the plan and past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid or properly accrued with respect to each Employee Welfare Benefit Plan. All tax filings required to be made prior to the date of Closing with respect to each Employee Benefit Plan have been made, including but not limited to IRS Forms 990-T and 5330, and any Taxes due in connection with such filings have been paid.

(D)  Except as set forth on Schedule 4.1(t), the Company has received a favorable determination letter from the Internal Revenue Service indicating that each Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service for GUST and EGTRRA plan amendments. No event has occurred and no condition exists which could result in the revocation of such letter.

(E)  There have been no prohibited transactions with respect to any Employee Benefit Plan. Neither the Seller nor, to the Knowledge of Seller, any other fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against or involving any Employee Benefit Plan or with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened. The Seller does not have any Knowledge of any basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(F)  With respect to each Employee Benefit Plan, to the extent applicable to or required by Applicable Law with respect to such Employee Benefit Plan, the Seller has furnished to the Purchaser correct and complete copies of (1) the plan documents and summary plan descriptions, (2) the most recent determination letter received from the Internal Revenue Service, (3) the most recent Form 5500 Annual Report, together with all schedules, as required, filed with the Internal Revenue Service or the Department of Labor, as applicable, and (4) all related trust agreements, insurance contracts and other funding agreements which implement each Employee Benefit Plan.

(ii)  The Company does not maintain, contribute to or has any liability with respect to, and has never maintained, contributed to nor been required to contribute to or withdraw from any Multiemployer Plan or Employee Benefit Plan. The Company has not incurred, and the Seller does not have Knowledge that the Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that the Company maintains or at any time maintained or to which the Company contributes or at any time contributed or at any time been required to contribute unless in each instance such Liability has been reflected or accrued on the Financial Statements.

(iii)  The Company does not maintain or contribute to and has not maintained or contributed or been required to contribute to any Employee Welfare Benefit Plan providing health, accident or life insurance benefits to former employees, their spouses or their dependents other than in accordance with Section 4980B of the Code.

(u)  Insurance. Schedule 4.1(u) attached hereto sets forth the following information with respect to each insurance policy (including but not limited to policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past three (3) years (the “Insurance Policies”):

(i)  the name, address and telephone number of the agent;

(ii)  the name of the insurer, the name of the policyholder and the name of each covered insured; and

(iii)      the policy number and the period of coverage.

The Company has previously provided the Purchaser with true and complete copies of all of the Insurance Policies, as amended. The Insurance Policies that are in effect are designated as such on Schedule 4.1(u) (the “Current Policies”). The Insurance Policies provide adequate and customary coverage for the Business and are sufficient for compliance by the Company with all requirements of Applicable Law and all material agreements to which the Company is a party or by which any of the Assets are bound. All of the Current Policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all terms and conditions of such policies, including premium payments, except where such non-compliance would not provide grounds for termination or a reduction in or declination of coverage by the insurance company. None of the insurance carriers has indicated to the Company or the Seller an intention to cancel, or alter the coverage under, any of the Current Policies. The Company has no claim pending against any of the insurance carriers under any of the Insurance Policies and, to the Knowledge of the Seller, there has been no actual or alleged occurrence of any kind which may give rise to any such claim and no claims have been made under any policy at any time since January 1, 1999. All applications for the Insurance Policies are accurate in all respects. None of such Insurance Policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company. A true and complete list of all outstanding claims for medical expenses in excess of $10,000 made by or with respect to any employee of the Company is set forth in Schedule 4.1(u).

(v)  Employees.

(i)  Except as disclosed in Schedule 4.1(v)(i) attached hereto, the Company has no Liability under any written or oral employment agreement with any director, officer or employee of the Company, and neither the Company nor Seller has any Liability under any agreements granting severance benefits or benefits payable upon a change of control of the Company or of the Business. To the knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Company as a result of the transactions contemplated by this Agreement or otherwise.

(ii)  Schedule 4.1(v)(ii) contains the current names, descriptive title, and 2005 annual salary rates and other cash compensation paid to all officers, directors, consultants and salaried employees of the Company in connection with their employment or engagement with the Company.

(iii)  Schedule 4.1(v)(iii) sets forth a list of all employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave applicable to such persons.

(w)  Customers and Suppliers.
(i)  There are no pending disputes or controversies between the Company and any major customer or supplier of the Company where the amount in controversy exceeds, or could reasonably be expected to exceed $5,000 in Losses to the Company, nor, to the Knowledge of the Seller, are there any facts which would impair the relationship of the Company with its major customers or suppliers. There has not been any material adverse change in the relations of the Company with its customers, suppliers, contractors, licensors and lessors, as a result of the announcement or consummation of the transactions contemplated by this Agreement and the Seller and the Company have no Knowledge that any of the Company’s major customers or suppliers has or is contemplating terminating its relationship with the Company. To the Knowledge of the Seller, no major customer or supplier has experienced any type of work stoppage or other material adverse circumstances or conditions that may jeopardize or adversely affect the Company’s relationship with any major customer or supplier.

(ii)  Neither the Company nor any Person acting with authority on behalf of the Company, nor any Affiliates of the Company nor the Seller, acting alone or together, has with respect to the Business directly or indirectly in violation of Applicable Law, given or agreed to give any gift or similar benefit during the past two (2) years to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) which (A) may subject any of the Company to any material damage or any material penalty in any civil, criminal or governmental litigation, proceeding or investigation, (B) if not given, may have had a Material Adverse Effect, or (C) if not continued in the future, may have a Material Adverse Effect.

(x)  Governmental Approvals and Third Party Consents. Except as set forth on Schedule 4.1(x), no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any Governmental Entity or any other Person is required to be made or obtained in connection with the execution or performance of this Agreement by the Seller or any other instrument or agreement required to be executed or delivered by the Seller at or in contemplation of the Closing.

(y)  Transactions with Related Parties. Except as set forth on Schedule 4.1(y), the Company is not a party to any material transaction with any Person which is a present or former officer or director or shareholder of or partner of the Company, or Affiliate or family member of such officer, director, shareholder or partner (each such party being a Related Party and, collectively, the “Related Parties”). Except as set forth on Schedule 4.1(y), there are no material commitments to and no material income reflected in the Financial Statements that has or have been derived from any Person or entity which is a Related Party and, following the Closing, the Purchaser shall have no obligation of any kind or description to any such Related Party other than as set forth in accordance with this Agreement. Except as reflected in the Financial Statements, no material expense relating to the operation of the Business has been borne by any Person which is a Related Party, the Company does not have any material income reflected on the Financial Statements that is dependent upon or conditioned on the Business’ affiliation with any Related Party and the Company and the Seller have no reason to believe that any income source will not be available to the Company after Closing due to lack of sufficient affiliation. The Company and the Seller have no reason to believe that any material expense reflected in the Financial Statements will be affected by loss of the Business’ affiliation with any Related Party and has no reason to believe that any expense will increase for the Company after the Closing due to lack of such affiliation.

(z)         Brokers and Intermediaries. Neither the Company nor the Seller has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

(aa)  Title to Securities. The Seller holds, and at Closing will transfer and convey to the Purchaser, good and marketable title to the Shares, free and clear of all Encumbrances.

(bb)  List of Bank Accounts and Proxies. Set forth on Schedule 4.1(bb) is: (a) the name and address of each bank, trust company, savings and loan association, or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of each Company contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; (d) the name of each person authorized by the Company to effect transactions therewith or to have access to any safe deposit box or vault; and (e) all proxies, powers of attorney or other like instruments to act on behalf of the Company in matters concerning its business or affairs.

(cc)  Environmental and Safety Matters.

(i)  The Company is in compliance with all Environmental and Safety Requirements, and the Company has not incurred Liabilities nor is subject to any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its current or past properties or facilities, except for such matters which is not reasonably likely to result in a Material Adverse Effect.

(ii)  The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any hazardous substance causing it to incur any Liabilities for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any other Environmental and Safety Requirements.

(iii)  The Company has not either expressly or by operation of law, assumed or undertaken any Liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

(iv)  The Company has not received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company is not in full compliance with any Environmental and Safety Requirements, and there are no circumstances that may prevent or interfere with such full compliance in the future. The Company has delivered to Purchaser prior to the execution of this Agreement all information that is in the possession of or reasonably available to the Sellers or the Company regarding environmental matters pertaining to, or the environmental condition of, the Business of the Company or the compliance (or noncompliance) by the Company with any Environmental and Safety Requirements.

(dd)  Accounts Receivable, Notes Receivable, and Costs in Excess of Billing. All accounts, notes receivable and costs in excess of billing of the Company have arisen in the Ordinary Course of Business, represent valid obligations for sales made, services performed or other charges and are, to the Knowledge of the Seller and the Company, not subject to claims or set-off, or other defenses or counter-claims except for reserves for bad debts provided on the Financial Statements. All items which are required by GAAP to be reflected as accounts and notes receivable on the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP on a consistent basis in a manner consistent with past practice.

(ee)  Investment in the Consideration Shares. The Seller is acquiring the Consideration Shares for his own account and will not sell, transfer, or otherwise dispose of any of the Consideration Shares or any interest therein, without registration under the Securities Act and applicable state “blue sky” laws, except in a transaction which in the opinion of counsel reasonably acceptable to Purchaser is exempt therefrom. The Seller is an “accredited investor” as that term is defined in rules promulgated under the Securities Act. The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Purchaser Common Stock and has obtained, in its judgment, sufficient information from Purchaser to evaluate the merits and risks of an investment in the Purchaser Common Stock. The Seller has been provided the opportunity to obtain information and documents concerning Purchaser and the Purchaser Common Stock, and has been given the opportunity to ask questions of, and receive answers from, the directors and officers of the Purchaser concerning the Purchaser and the Purchaser Common Stock and other matters pertaining to this investment. The Seller acknowledges that the offer of the Purchaser Common Stock will not be reviewed by any Governmental Entity and is being sold to the Seller in reliance upon exemption from the Securities Act. The Seller is aware of the risks inherent in an investment in the Purchaser and specifically the risks of an investment in the Purchaser Common Stock. In addition, the Seller is aware and acknowledges that there can be no assurance of the future viability or profitability of the Purchaser, nor can there be any assurance relating to the current or future price of the Purchaser Common Stock, as quoted on the OTC Bulletin Board on the NASDAQ System, or market conditions generally.

(ff)      Disclosure. No representation or warranty of the Seller contained in this Agreement, or the schedules hereto, and no closing certificate furnished by the Seller to the Purchaser at the Closing contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 4.2        Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller that each of the following statements is true, accurate and complete in all respects:

(a)      Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the full corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease its properties and assets.

(b)  Corporate Power and Authority. The Purchaser has the full corporate power and authority to execute and deliver this Agreement and the other documents, instruments, and agreements to be entered into pursuant hereto by the Purchaser, to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby without the necessity of any act, approval or consent of any other Person or entity whomsoever. The execution, delivery and performance by the Purchaser of this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed in connection herewith have been, or by the Closing will be, approved by all requisite corporate action on the part of the Purchaser and constitute or will, when executed and delivered, constitute the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

(c)  Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement and the other documents, instruments, and agreements to be entered into pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Purchaser or constitute an occurrence of default under any provision of: any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any consent, order, judgment or decree to which it is a party or by which it is bound or its assets are affected.

(d)  Litigation. There is no suit, action, proceeding or claim pending or, to the Knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its affiliates that would impair the ability of the Purchaser to consummate the transactions contemplated by, or perform its obligations under, this Agreement or operate the Business or own the Assets after the Closing.

(e)  Approvals. Assuming the accuracy of the representations and warranties set forth in Section 4.1(ee) hereof, no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any governmental authority is required by any Applicable Law or by any applicable judgment, order or decree or any applicable rule or regulation of any Governmental Entity, to permit the Purchaser to execute, deliver or perform this Agreement or any instrument or agreement required hereby to be executed by it at the Closing.

(f)  Brokers and Intermediaries. The Purchaser has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

(g)  Consideration Shares. At Closing, the Consideration Shares to be delivered to Seller will be duly authorized, validly issued, fully paid, non-assessable and, assuming the accuracy of the Representations and warranties made by Seller in Section 4.1(ee) of this Agreement, will be transferred to Seller free and clear of all Encumbrances other than those imposed by the Securities Act and Applicable Law regarding securities.

ARTICLE V
COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.1  Preparation of Tax Return; S Corporation Status.

   (a)     Tax Returns. Seller shall file or cause to be filed when due all Tax returns that are required to be filed by or with respect to the Company for Tax periods ending on or before the Closing Date, and shall remit or cause to be remitted any Taxes due in respect of such Tax returns. Purchaser shall not file or cause to be filed any Tax return relating to the Company for Tax periods ending on or before the Closing Date without the Seller’s prior consent (which shall not be unreasonably withheld), other than Tax returns that will not be materially adverse to the Seller. Purchaser shall file or cause to be filed all Tax returns that are required to be filed by or with respect to the Company for Taxes with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”) and shall remit or cause to be remitted the amount of Taxes shown on such Tax returns. Seller shall reimburse Purchaser for the portion of the Taxes payable for all periods of the Straddle Period occurring prior to Closing as determined pursuant to Section 5.1(e). Purchaser shall file or cause to be filed when due all other Tax returns that are required to be filed by or with respect to the Company, and shall remit or cause to be remitted any Taxes due in respect of such Tax returns. Seller or Purchaser shall reimburse the other party for any Taxes which are payable with Tax returns to be filed by the other party pursuant to this Section 5.1(a), in each case, within ten (10) days after such returns are filed.

   (b)    Cooperation on Tax Matters. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns relating to the Company and any audit, litigation or other proceeding with respect to Taxes relating to the Company, including any Tax claim. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding.

   (c)     Tax Refunds. The amount or economic benefit of any refunds of Taxes of the Company for any taxable period ending on or before the Closing Date shall be for the account of Seller. The amount or economic benefit of any refunds of Taxes of the Company for any taxable period beginning after the Closing Date shall be for the account of Purchaser. The amount or economic benefit of any refunds of Taxes of the Company for any period beginning before and ending after the Closing Date shall be ratably apportioned between Purchaser and Seller in the manner described in Section 5.1(e). Any such amounts owing to Purchaser and Seller, as applicable, as provided in this Section 5.1(c) shall be paid by Purchaser or Seller, as applicable, within five (5) business days of the receipt of any such refunds.

   (d)   Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be shared equally by Purchaser and Seller. Purchaser will, at its own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Seller will join in the execution of any such Tax returns and other documentation.

    (e)     Apportionment of Straddle Periods.

In the event of any Straddle Period:

(i)
real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”) of the Company for any Tax period prior to Closing shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of the relevant Straddle Period up to the day before the Closing Date and the denominator of which is the total number of days in the Straddle Period; and

(ii)	the Taxes of the Company (other than Per Diem Taxes) for any Tax period prior to Closing shall be computed as if such Tax period ended as of the close of business on the day before the Closing Date.

(f)      S Corporation Status. After Closing, Seller will not take any action or omit to take any action that could result in the loss of “S corporation” status for the Company for all periods from January 1, 2001 to and including the day before the Closing Date.

Section 5.2  Notification. Each party to this Agreement shall promptly notify the other party in writing of the occurrence, or pending or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on any schedule to this Agreement had such event or circumstance occurred or existed on or prior to the date of this Agreement). Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies that a party may have with respect to a breach of any representation, warranty or covenant.

Section 5.3  Confidentiality. The Seller acknowledges that the intangible property and all other confidential or proprietary information with respect to the business and operations of the Company are, at and after Closing, valuable, special and unique assets of Purchaser. The Seller shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information of or with respect to the Company, whether or not for Seller’s own benefit (except as may be permitted pursuant to the employment agreement between Seller and the Company being entered into contemporaneously herewith and except as may be required by legal process in connection with any dispute arising out of this Agreement or by Applicable Law, provided that Purchaser shall in such event be entitled to have a reasonable amount of time prior to such disclosure to seek protective orders) without the prior written consent of Purchaser or unless required by Applicable Law, including without limitation, (i) trade secrets, designs, formulae, drawings, intangible property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data of the Company; (ii) information relating to products developed by or through the Company, (iii) except as otherwise specifically provided in Section 7.4, the names of customers and contacts, marketing strategies, the names of vendors and suppliers, the cost of materials and labor, the prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), lists or other written records used in the business of the Company, (iv) compensation paid to employees and consultants and other terms of employment, production, operation techniques or any other confidential information of, about or pertaining to the business of the Company, and any other information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Company, (v) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the business of the Company, and (vi) any other confidential information or trade secrets relating to the business or affairs of the Company which the Seller may acquire or develop in connection with or as a result of the performance of his or its performance of the terms and conditions of this Agreement, excepting only such information as is already known to the public or which may become known to the public without any fault of the Seller or in violation of any confidentiality restrictions. The Seller acknowledges that Purchaser would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of Purchaser.

Section 5.4  Covenant Not to Compete. The Seller acknowledges that in order to assure the Purchaser that the Purchaser will retain the value of the Company as a “going concern,” the Seller, on the terms set forth in this Section 5.4, agrees not to utilize its special knowledge of the Business of the Company and its relationships with customers, prospective customers, suppliers and others or otherwise to compete with the Business subject to the terms hereafter set forth. Accordingly, subject to the Closing of the transactions contemplated by this Agreement, the Seller severally covenant and agree as follows:

(a)  During the five (5) year period that begins on the Closing Date, the Seller shall not, whether for his own account or for the account of any other party other than the Company or Purchaser or its Affiliates, directly or indirectly engage or have any financial interest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend his name to or any similar name to, lend their credit to or render services or advice to, any organization or activity which in any manner competes with (A) the Company with respect to the Business or (B) the Purchaser or its Affiliates with respect to the Purchaser’s business. For purposes of this Section 5.4, the term "compete" shall mean with respect to the Company or the Purchaser and its Affiliates: (i) with respect to or in connection with conducting any Business or the Purchaser’s business, calling on, soliciting, taking away, or accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer, any individual, person, partnership, corporation, association or other entity or enterprise that is or was a client or customer of the Company or the Purchaser or its Affiliates on or within two (2) years of the Closing Date; (ii) with respect to any business reason other than in connection with the Business or the Purchaser’s business, calling on, soliciting, taking away, or accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer, any individual, person, partnership, corporation, association or other entity or enterprise that is or was a client or customer of the Company or the Purchaser or its Affiliates on or within two (2) years of the Closing Date without the prior written consent of the CEO of the Purchaser in each instance; (iii) soliciting, taking away or attempting to solicit or take away, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Company or the Purchaser or its Affiliates on or within one (1) year of the Closing Date, on behalf of any individual, person, partnership, Company, association or other entity or enterprise conducting Business or the Purchaser’s business; (iv) inducing or attempting to induce any employee of the Company or the Purchaser and its Affiliates to terminate employment with the Company or the Purchaser and its Affiliates, as the case may be; (v) entering into or attempting to enter into any business similar to or competing in any way with the Business or the Purchaser’s business. For purposes of this Section 5.4(a), the words "directly or indirectly" as they modify the word "compete" shall mean (i) acting as an agent, representative, consultant, officer, director, manager, independent contractor or employee of any individual, person, partnership, corporation, association, limited liability company, limited liability partnership or other entity or enterprise which competes with the Company, the Business or the Purchaser’s business, (ii) participating in any such competing entity or enterprise as an owner, member, partner, limited partner, joint venturer, creditor or stockholder (except as a stockholder holding less than a one percent (1%) interest in a Company whose shares are actively traded on a regional or national securities exchange or have been registered under Section 12(g) of the Securities and Exchange Act of 1934, as amended); and (iii) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any past, present or identified prospective client or customer.

(b)  during the five (5) year period that begins on the Closing Date, the Seller shall not interfere with any of the Company’s, the Purchaser’s or Purchaser’s Affiliates’ relationships with any party, including any party who, during the one year period ending on the Closing Date, was an employee, contractor, supplier or customer of any of the Company, the Purchaser, or the Purchaser’s Affiliates’. The Seller shall not make public statements which may negatively impact any of the Company, the Purchaser or Purchaser’s Affiliates, or any of their, directors, officers, employees or agents with respect to the customers, suppliers, products, personnel or business of Purchaser, Purchaser’s Affiliates, and any of the Company. For purposes of this Section 5.4(b), “interfere” shall mean intentional or grossly negligent acts or conduct that is reasonably likely to hamper, hinder or disturb the relationships between the Company, the Purchaser or Purchaser’s Affiliates and any applicable party.

(c)  the Seller shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, copyright, logo, a trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by Purchaser or the Company, in connection with any product or service, whether or not such use would be in a business competitive with that of Purchaser or the Company.

(d)  The Seller hereby acknowledges that a breach of the provisions of Sections 5.4(a)-(c) cannot reasonably or adequately be compensated in damages in an action at law; and that a breach of any of the provisions contained in Sections 5.4(a)-(c) will cause the Company irreparable injury and damage. By reason thereof, the Seller hereby agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary, temporary and permanent injunctive and other equitable relief to prevent or curtail any actual breach of Sections 5.4(a)-(c) by the Seller; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

(e)  The Seller acknowledges that (a) the business of the Company is national and international in scope and its products are marketed throughout the United States and in other countries, territories and possessions; (b) the Company competes with other businesses that are or could be located in any part of the United States and in other countries, territories and possessions; and (c) the provisions of this Section 5.4 are reasonable and necessary to protect the business of the Company and will not restrict the Seller from earning a livelihood.

Section 5.5  Further Assurances. At any time, and from time to time, whether on or after the Closing Date, each party shall execute such additional instruments, documents, certifications and other assurances and take such actions as may be reasonably requested by any other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 5.6  Subsequent Actions.

(a)  If at any time after the Closing the Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company, any of its rights, properties or assets or (iii) otherwise to carryout this Agreement, the Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or the Company or otherwise to carry out this Agreement.

(b)  After Closing the Purchaser will do all such other actions and things as may be reasonably requested by Seller in order to (i) vest, perfect or confirm any and all right, title and interest in, to and under the Consideration Shares or (ii) otherwise to carry out this Agreement.

Section 5.7  Covenants Regarding Deferred Consideration. Between the Closing and the last day of the subsequent month after the third anniversary of the Closing, Purchaser agrees as follows:

(a)      Purchaser agrees to operate and manage the Company Business consistent with reasonable business practices. Purchaser further agrees and undertakes to the Seller that Purchaser will use its commercially reasonable efforts to promote, support and continue the operations of the Company Business and will act in good faith with regard to the achievement of the maximization of Company EBITDA. Notwithstanding the foregoing and subject to the immediately succeeding clause (b), Purchaser shall be entitled to do any act (or refrain therefrom) in the conduct of the business of the Company Business if it acts in good faith, consistent with reasonable business practices and reasonably considers such action (or determination not to act) to be in the best interests of the business of the Company Business and not for the purpose of adversely affecting the calculation of Company EBITDA.

(b)        Purchaser and the Company agree that separate books and records will be kept for the Company.

Notwithstanding any provision of this Agreement to the contrary, following the earlier to occur of (i) the last day of the subsequent month after the third anniversary of the Closing, (ii) an Event of Default (as defined in Section 5.8 hereof) or (iii) a Bankruptcy Event (as defined in Section 5.9 hereof), all covenants of the Purchaser (including any consent and approval rights of Seller) under this Agreement with respect to the operations of the Business of the Company shall terminate.

Section 5.8  Payment of Deferred Consideration Upon Certain Events of Default.  If an Event of Default (as defined in this Section 5.8) shall occur at any time prior to Seller being paid the Year One Deferred Consideration Amount, the Year Two Deferred Consideration Amount or the Three Year Aggregate Deferred Consideration Amount then Purchaser shall pay, or shall arrange for the Company to pay the applicable amount set forth below in lieu of any unpaid amount of Year One Deferred Consideration Amount, Year Two Deferred Consideration Amount or Three Year Aggregate Deferred Consideration Amount payable pursuant to this Agreement:

(i)
if such Event of Default occurs during the one year period beginning on the first day of the month following the Closing Date and ending on the last day of the twelfth month thereafter, (A) $750,000 less the Deferred Consideration Deduction Amount, if any, on the date that the Year One Deferred Consideration Amount would have otherwise been due, (B) $750,000 on the date that the Year Two Deferred Consideration Amount would have otherwise been due, and (C) $750,000 on the date that the Three Year Aggregate Deferred Consideration Amount would have otherwise been due;

(ii)
if such Event of Default occurs during the one year period beginning on the first day of the month following the one-year anniversary of the Closing Date and ending on the last day of the twelfth month thereafter, (A) $750,000, less the Deferred Consideration Deduction Amount, if any, on the date that the Year Two Deferred Consideration Amount would have otherwise been due, and (B) $750,000 on the date that the Three Year Aggregate Deferred Consideration Amount would have otherwise been due;

(iii)
if such Event of Default occurs during the one year period beginning on the first day of the month following the two-year anniversary of the Closing Date and ending on the last day of the twelfth month thereafter, $750,000, less the Deferred Consideration Deduction Amount, if any, on the date that the Aggregate Three Year Deferred Consideration Amount would have otherwise been due;

in each case, paid in cash by wire transfer of immediately available funds.

An “Event of Default” for purposes of this Section 5.8 shall have occurred upon the termination of the Employment Agreement between the Company and Seller entered into as of the Closing Date (the “Seller Employment Agreement”) by the Company without “Cause” (as defined in the Seller Employment Agreement) or by Seller for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean: (a) “Good Reason” under Section 6(b) of the Seller Employment Agreement with respect to material, uncured breaches of Section 5 of the Seller Employment Agreement.

If an Event of Default occurs during the second six months of any of the applicable twelve month periods described in (i) - (iii) above (each, a “Deferred Consideration Period”), there shall be a deduction amount (the “Deferred Consideration Deduction Amount”) based on the shortfall, if any, between the Company’s EBITDA to date and the EBITDA targets set forth in the left column on Schedules 2.3, 2.4 and 2.5. The Deferred Consideration Deduction Amount for any Deferred Consideration Period shall equal: (i) the maximum amount of the Year One Deferred Consideration Amount, Year Two Deferred Consideration Amount or Three Year Aggregate Deferred Consideration Amount, as applicable, less (ii) the amount of Year One Deferred Consideration Amount, Year Two Deferred Consideration Amount or Three Year Aggregate Deferred Consideration Amount, as applicable, that would have been paid assuming that the Year One EBITDA, Year Two EBITDA or Three Year Aggregate EBITDA, as applicable, equals (A) the EBITDA earned from the beginning of the applicable Deferred Consideration Period until the date of the Event of Default, multiplied by (B) a fraction, (x) the numerator of which is twelve and (y) the denominator of which is the number of months into the applicable Deferred Consideration Period that the Event of Default occurred, multiplied by (C) 120%. In the case of Three Year Aggregate EBITDA, the pro rata calculation described in the preceding sentence will only be performed for the EBITDA for the third and final one-year Deferred Consideration Period, which number will be added to the actual Year One EBITDA and Year Two EBITDA for purposes of determining the Three Year Aggregate EBITDA to be used in the calculation of the Deferred Consideration Deduction Amount for such period. Any objection made by the Seller to the calculation of the Deferred Consideration Deduction Amount shall be resolved by the parties in the same manner prescribed by Section 2.7(c) hereof.

If an Event of Default occurs during the first six months of any applicable twelve month Deferred Consideration Period there shall be no Deferred Consideration Deduction Amount. In addition, if the Company’s EBITDA for the twelve month Deferred Consideration Period in which an Event of Default occurs would have entitled the Seller to the payment of Year One Deferred Consideration Amount, Year Two Deferred Consideration Amount or Three Year Aggregate Deferred Consideration Amount, as the case may be, in excess of the amount payable for such Deferred Consideration Period pursuant to this Section 5.8(a), such excess amount shall be paid to the Seller.

The following examples are meant to be illustrative and not comprehensive:

Example 1:          The Seller’s employment with the Company is terminated during the seventh month of the first Deferred Consideration Period and such termination constitutes an Event of Default. The Company’s One Year One EBITDA through the date of termination is $350,000. The Deferred Consideration Deduction Amount for such Deferred Consideration Period would equal $750,000: $750,000 (the maximum amount payable for such period), less $0 (the amount of Year One Deferred Consideration Amount that would have been paid if One Year EBITDA equaled $720,000 ($350,000 x 12/7 x 120% = $720,000.00).

Example 2:  The Seller’s employment with the Company is terminated during the eighth month of the second Deferred Consideration Period and such termination constitutes an Event of Default. The Company’s Year Two EBITDA through the date of termination is $500,000. The Deferred Consideration Deduction Amount for such Deferred Consideration Period would equal $500,000: $750,000 (the maximum amount payable for such period), less $250,000 (the amount of Year Two Deferred Consideration Amount that would have been paid if Year Two EBITDA equaled $900,000 ($500,000 x 12/8 x 120% = $900,000).

Example 3:             The Seller’s employment with the Company is terminated during the eighth month of the third and final Deferred Consideration Period and such termination constitutes an Event of Default. The Year One Deferred Consideration Amount was $375,000 on the basis of Year One EBITDA of $950,000. The Year Two Deferred Consideration Amount was $375,000 on the basis of Year Two EBITDA of $950,000. The Company’s Three Year Aggregate EBITDA through the date of termination is $2,100,000, $200,000 of which came in the third Deferred Consideration Period. The Deferred Consideration Deduction Amount for such Deferred Consideration Period would equal $2,250,000: $2,250,000 (the maximum amount payable for such period in connection with an Event of Default), less $0 (the amount of Three Year Deferred Consideration Amount that would have been paid in connection with an Event of Default if EBITDA for the full third Deferred Consideration Period equaled $360,000 ($200,000 x 12/8 x 120% = $360,000), which, when added to the actual Year One EBITDA and Year Two EBITDA, gives a Three Year Aggregate EBITDA of $2,260,000).

Example 4:          Same as Example 3, except EBITDA was $750,000 in the third Deferred Consideration Period through the date of termination. The Deferred Consideration Deduction Amount for such Deferred Consideration Period would equal $(625,000): $750,000 (the maximum amount payable for such period in connection with an Event of Default), less $1,375,000 (the amount of Three Year Deferred Consideration Amount that would have been paid in connection with an Event of Default if EBITDA for the full third Deferred Consideration Period equaled 1,350,000 ($750,000 x 12/8 x 120% = $1,350,000), which, when added to the actual Year One EBITDA and Year Two EBITDA, gives a Three Year Aggregate EBITDA of $3,250,000). Thus, there would be no Deferred Consideration Deduction Amount for the third year, and $625,000 would be added, for a total deferred compensation amount of $2,125,000 ($375,000 in year one, $375,000 in year two, and $1,350,000 in year three equals $2,125,000).

Section 5.9    Payment of Deferred Consideration Upon Bankruptcy Event.  If a Bankruptcy Event shall occur, then Purchaser immediately thereupon shall pay, or shall arrange for the Company to pay, the applicable amount set forth below in lieu of any unpaid amount of Year One Deferred Consideration Amount, Year Two Deferred Consideration Amount or Three Year Aggregate Deferred Consideration Amount payable pursuant to this Agreement:

(i)	if such Bankruptcy Event occurs during the one year period beginning on the first day of the month following the Closing Date and ending on the last day of the twelfth month thereafter, $2,250,000;

(ii)
if such Bankruptcy Event occurs during the one year period beginning on the first day of the month following the first anniversary of the Closing Date and ending on the last day of the twelfth month thereafter, $1,500,000; or

(iii)
if such Bankruptcy Event occurs during the one year period beginning on the first day of the month following the second anniversary of the Closing Date and ending on the last day of the twelfth month thereafter, $750,000;

in each case, to the Seller in cash by wire transfer of immediately available funds within ten (10) business days of the Bankruptcy Event.

A “Bankruptcy Event” for purposes of this Section 5.9 shall mean any material bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, that is instituted by or against the Purchaser and if instituted against the Purchaser, is not dismissed within sixty (60) days.

Section 5.10  Indebtedness.  At or prior to Closing, the Seller shall pay and discharge all of the Indebtedness of the Company other than (i) Indebtedness, not to exceed $100,000.00, to be paid and discharged by the Purchaser to Citizens Bank as contemplated by Section 3.3(d)(v) hereof and (ii) the Indebtedness set forth on Schedule 5.10 hereof. Prior to the Closing Date, the Seller shall pay, or cause the Company to pay, any amounts of Indebtedness to Citizens Bank such that the Indebtedness to Citizens Bank on the Closing Date does not exceed $100,000.00.

Section 5.11  Affirmative Covenants of the Seller. The Seller hereby covenants and agrees that prior to the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser, the Seller shall, and shall cause the Company, as applicable, to:

(a)	operate the Business in the Ordinary Course of Business;

(b)
use reasonable efforts to preserve substantially intact the Company’s business organization and goodwill, maintain the Company’s rights and franchises, retain the services of the Company’s officers and key employees and maintain the Company’s relationships with its customers and suppliers;

(c)
maintain and keep its properties and tangible Assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies in quantities consistent with their customary business practice;

(d)	use reasonable best efforts to keep in full force and effect insurance in amount and scope of coverage to that currently maintained;

(e)
comply promptly with all requirements with respect to the transactions contemplated by this Agreement, and cooperate promptly with, and furnish information to, the Purchaser in connection with any such requirements;

(f)
use reasonable efforts to obtain (and to cooperate with the Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Seller in connection with the transactions contemplated by this Agreement;

(g)	use reasonable efforts to bring about the satisfaction of the conditions precedent to the Closing set forth in Section 3.2 of this Agreement; and

(h)
promptly advise the Purchaser orally and within three (3) business days thereafter, in writing of any change in the Business or condition that has had or is likely to have a Material Adverse Effect upon the business, operations, condition (financial or otherwise) of the Company.

Section 5.12      Affirmative Covenants of the Seller Relating to Due Diligence.
From the date of this Agreement and until the Closing Date, the Seller hereby covenants and agrees to cause the Company to afford the Purchaser and its Representatives, reasonable access to the properties and facilities of the Company, and cause the Company to make available to Purchaser and its Representatives, all books and records relating to the Company and to the Business. The rights of access and investigation provided for in this Section 5.12 shall be conducted during normal business hours, upon reasonable prior notice and in such manner as not to interfere unreasonably with the operation of the Business. The Seller authorizes the Purchaser to disclose to such banks, lenders, potential investors and investors, as well as the Purchaser’s attorneys, accountants and other financial advisors, all financial statements and other information of the Company reasonably required by such persons to evaluate an investment in the Purchaser.

Section 5.13     Negative Covenants of the Seller. The Seller hereby covenants and agrees that prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, the Seller shall not permit the Company to do any of the foregoing:

(a)
except as set forth on Schedule 5.13(a), (i) increase the compensation payable to or to become payable to any director, officer or employee, unless such increase results from the operation of written compensation agreements or past practices in effect prior to the date hereof; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company as in effect on the date of this Agreement) to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) except as may be required by applicable law, amend in any material respect, or take any other actions with respect to, any of the Employee Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 4.1(t) of this Agreement.

(b)	take any willful action for the primary purpose of causing any condition to the Closing (as set forth in Article III hereof) to be materially delayed or fail to be satisfied;

(c)
sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any lien upon any of its properties or assets, tangible or intangible, or any interest therein other than in the Ordinary Course of Business and provided, that any such sale, transfer or disposition which would otherwise be in the Ordinary Course of Business is nevertheless not inconsistent with this Agreement or the transactions contemplated hereby;

(d)	make or commit to make any capital expenditures exceeding in the aggregate Twenty-Five Thousand Dollars ($25,000);

(e)
except as listed on Schedule 5.13(e), enter into any agreement which would be a Material Agreement, or amend or terminate any existing Material Agreement, in each case which is not in the Ordinary Course of Business;

(f)	except as set forth on Schedule 5.13(f), enter into any commitment or transaction other than in the Ordinary Course of Business;

(g)	change any of the Company’s accounting principles, methods, records or practices;

(h)
create, incur or assume any liability or indebtedness, except indebtedness incurred in the Ordinary Course of Business and not exceeding Twenty-Five Thousand Dollars ($25,000) in the aggregate, excluding all legal expenses for the services of outside legal counsel and accounting expenses;

(i)	become subject to any Guaranty;

(j)
amend any of the Company’s Articles of Organization or Bylaws; (ii) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any Company, partnership, association or other business organization or division thereof, (iii) enter into any partnership or joint venture, (iv) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock, (v) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, (vi) reclassify any of its capital stock, or (vii) liquidate or dissolve or obligate itself to do so;

(k)	redeem, purchase or otherwise acquire, directly or indirectly, any shares of their capital stock or any option, warrant or other right to purchase or acquire any such capital stock;

(l)
terminate or modify, or commit or cause or suffer to be committed any act that will result in material breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for non-performance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, other than in the Ordinary Course of Business;

(m)
apply any Assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of the Seller or any Affiliate of the Seller or any Related Party or to the prepayment of any such amounts, other than expenses payable in the Ordinary Course of Business;

(n)
do any act, or omit to do any act or omission to act which would cause a violation or breach of any of the representations, warranties or covenants of the Seller or the Company set forth in this Agreement or cause any representation or warranty set forth herein, or in any certificate or other document delivered in connection herewith, to be untrue on the Closing Date;

(o)	take any action which has or could have a Material Adverse Effect;

(p)	alter in any manner any of the Company’s existing working capital facilities, or prepay any debt other than a mandatory prepayment in the Ordinary Course of Business;

(q)
transfer, directly or indirectly, in any way, any cash, cash equivalents, securities, or other assets to the Seller, or for the benefit of the Seller, including, but not limited to, by way of dividend, loan, repayment of indebtedness, payment of fees, or other distribution or transfer; or

(r)	agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.14          Affirmative Covenants of the Purchaser. The Purchaser hereby covenants and agrees that, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Seller, the Purchaser will and hereby agrees to:

(a)	comply promptly with all requirements with respect to the transactions contemplated by this Agreement, and furnish information to the Seller in connection with any such requirement;

(b)
use its reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Purchaser in connection with the transactions contemplated by this Agreement;

(c)	not take any willful action for the primary purpose of causing any condition to the Closing (as set forth in Article III hereof) to be materially delayed or to fail to be satisfied; and

(d)	use its reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.3 of this Agreement.

Section 5.15          Acquisition Proposals: No Solicitation. In consideration of the substantial expenditure of time, effort, and expense undertaken by the Purchaser in connection with the negotiation and execution of this Agreement, the Seller agrees that unless this Agreement has been terminated pursuant to the terms hereof or by the mutual agreement of the parties, neither the Seller, nor their respective Affiliates, Representatives, employees or agents (collectively, “Agents”) will, between the date hereof and earlier of such termination and the Closing, directly or indirectly, (i) assist, solicit, encourage, negotiate or accept any proposal (whether solicited or unsolicited) (an “Acquisition Proposal”), for, or execute any agreement relating to, a sale of all or any part of the Shares, the Company, or their respective assets or a sale of any equity or debt security of the Company or any merger, consolidation, combination, recapitalization, sale of any material assets or other transaction involving any of the Company with any other party, or (ii) provide any information regarding any of the Company to any third party for the purpose of soliciting, encouraging or negotiating an Acquisition Proposal (it being understood that nothing contained in clauses (i) or (ii) above shall restrict the Seller or any of the Agents from providing information as required by legal process). In addition, the Seller shall promptly notify the Purchaser in writing of any third party’s Acquisition Proposal, or communication in connection with any potential Acquisition Proposal, to the Seller or any of the Company, together with all relevant terms and conditions thereof.

ARTICLE V.A
TERMINATION

Section 5A.1      Termination by the Purchaser. This Agreement may be terminated by the Purchaser as follows:

(a)
upon a breach of any material representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, or if any material representation or warranty of the Seller shall have become untrue, in either case such that the conditions set forth in Section 3.2 of this Agreement would be incapable of being satisfied by the Seller on or prior to the Closing; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 5A.1(a), and further provided that such breach or untrue representation or warranty, other than a breach of Section 5.15, is not cured within ten (10) days after notice thereof;

(b)
any legal proceeding is commenced or threatened by any Governmental Entity or other Person directed against the consummation of the Closing or any other transaction contemplated hereby, and Purchaser reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof; or

(c)	at any time after 5:00 p.m., New York time, on April 30, 2005 if the transactions contemplated by this Agreement have not closed by such time.

Section 5A.2       Termination by the Seller. This Agreement may be terminated by the Seller as follows:

(a)
upon a breach of any material representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any material representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 3.3 of this Agreement would be incapable of being satisfied by Purchaser on or prior to the Closing; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 5A.2(a), and further provided that such breach or untrue misrepresentation or warranty is not cured within ten (10) days after notice thereof; or

(b)	at any time after 5:00 p.m., New York time, on April 30, 2005 if the transactions contemplated by this Agreement have not closed by such time.

Section 5A.3      Effect of Termination. In the event of termination of this Agreement as provided in Sections 5A.1 and 5A.2, this Agreement (except for the provisions of Sections 5.15 (Acquisition Proposals; No Solicitation), 7.1 (Expenses), 7.2 (Governing Law), and this Section 5A.3, which shall continue indefinitely) shall forthwith become void and neither party shall have any further liability to the other under this Agreement; provided that nothing herein shall relieve any party from liability for fraud or willful breach of this Agreement or the transactions contemplated hereby.

Section 5A.4       Notice of Termination. A party shall provide each of the other parties with at least ten (10) days’ notice prior to termination under Sections 5A.1 and 5A.2 hereof and the opportunity to cure any such deficiency or, if not capable of being cured in such ten (10) day period, then to commence cure and proceed to complete same diligently and in any event within thirty (30) days of such notice.

Section 5A.5       Waiver. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE VI
INDEMNIFICATION

Section 6.1   Survival of the Representations and Warranties. The representations and warranties of the Seller and the Purchaser set forth in this Agreement and the Ancillary Agreements shall survive the Closing Date and remain in full force and effect only until March 31, 2007; provided, however, that the representations and warranties set forth in Sections 4.1(c), 4.1(e), 4.1(h), 4.1(i), 4.1(j)(ii), 4.1(m), 4.1(t), and 4.1(aa) shall survive the Closing Date and remain in effect until thirty days after the expiration of the applicable statute of limitations.

Section 6.2   Effects of Investigation; Supplement of Schedules Prior to Closing. The right to indemnification, payment of Purchaser Losses or for other remedies based on any representation, warranty, covenant or obligation of the Seller or the Company contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The Seller shall have the right to supplement the Schedules to Section 4.1 of this Agreement with respect to any matter arising after the date hereof but prior to the Closing Date; provided, that any such supplement (i) shall be delivered to Purchaser in writing promptly after the occurrence that such matter occurs or becomes known, (ii) shall not be deemed a waiver by Purchaser of any breach of a representation or warranty made on the date hereof and shall not affect the right to indemnification, payment of Purchaser Losses, or other remedy based on such representation or warranty, and (iii) shall not be deemed to change any condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 6.3   Indemnification Generally.

(a)          By the Seller. The Seller agrees to be responsible for and shall pay and indemnify and hold harmless Purchaser and its Representatives (the “Purchaser Indemnitees”) from, against and in respect of, the amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, Taxes, penalties, interest (collectively, “Losses”), costs and expenses, including, without limitation, reasonable fees and disbursements of counsel arising from, in connection with, or incident to (i) any breach or violation of any of the representations or warranties contained in this Agreement or any agreement, document or other writing referred to herein and delivered pursuant hereto, (ii) any breach or violation of any of the covenants or agreements of the Seller contained in this Agreement or any agreement, document or other writing referred to herein and delivered pursuant hereto; (iii) any liability resulting from any litigation involving any of the Company, regardless of whether or not such litigation was disclosed by the Seller on Schedule 4.1(m) or otherwise in this Agreement or in any other schedule or exhibit hereto; (iv) any and all Taxes for any unaccrued or unreported Tax liabilities with respect to the Company for all periods prior to or including the Closing Date; (v) any and all claims arising at or prior to Closing relating to, resulting from or caused (whether in whole or in part) by any Liability arising (a) from or under any Employee Benefit Plan (except to the extent that such Liability has been accrued on the Financial Statements or Additional Financial Statements) or (b) from the Company’ failure to fully perform under and comply with the requirements of ERISA with respect to any Employee Benefit Plan of the Company; and (v) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

(b)         By the Purchaser. The Purchaser agrees to indemnify and hold harmless the Seller from, against and in respect of, the full amount of any and all Losses, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel arising from, in connection with, or incident to (i) any breach or violation of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement or any agreement referred to herein and delivered at or prior to the Closing; and (ii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

(c)         Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”.

(i)  An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement, to the extent reasonably possible, not later than eight (8) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are materially prejudiced.

(ii)  The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least four (4) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

(iii)  The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

(iv)  With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no good faith dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

(d)          Limitations on Indemnification. Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be made to the Purchaser Indemnitees arising from breaches of representations or warranties of the Seller under Section 6.3(a)(i) until the amounts which Purchaser Indemnitees would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $25,000, at which time the Purchaser Indemnitees shall be indemnified dollar-for-dollar to the extent any Liability with respect to such matter exists up to a maximum of fifty percent of the Purchase Price that Seller is entitled to be paid hereunder. The indemnification provisions set forth in Section 6.1 with respect to Sections 4.1(c), 4.1(e), 4.1(h), 4.1(i), 4.1(j)(ii), 4.1(m), 4.1(t), 4.1(aa), 5.1, 5.4, or 7.1 or with respect to a claim of fraud or willful misconduct by the Seller shall not be subject to the limitations set forth in this Section 6.3(d).

(e)           Right to Set-off Against Additional Consideration. Should the Seller be liable for any indemnification payments under this Article VI to the Purchaser Indemnitees, the Purchaser may, without limitation, set-off and deduct such amounts from any payments or obligations (the "Right of Set-off") due and owing to the Seller for any of the Year One Deferred Consideration Amount, Year Two Deferred Consideration Amount or Three Year Aggregate Deferred Consideration Amount.

Section 6.4   Obligation. Subject to the limitations set forth in Section 6.3, all representations, warranties, covenants, agreements, and liabilities of the Seller under this Agreement shall be the obligation of the Seller and are only for the benefit of Purchaser and its successors. None of the provisions of this Agreement shall give rise to any right of action by or for the Seller as against the Company, and the Seller shall not have any rights against the Company if a remedy is sought or obtained against the Seller because the Company breaches any representation, warranty, covenant or agreement set forth herein. Notwithstanding the forgoing, subject to the limitations set forth in Section 6.3, all representations, warranties, covenants, agreements and liabilities of the Purchaser under this Agreement shall be for the obligation of the Purchaser and are only for the benefit of Seller and his successors and the Seller’s recourse on account of any breaches of such representations, warranties, covenants, agreements and liabilities shall be against the Purchaser.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.1  Expenses. Except as otherwise expressly provided for in this Agreement, Purchaser will bear its expenses incurred in connection with the preparation, execution, and performance of this Agreement, and the Seller will bear its expenses and the expenses of the Company incurred prior to and after the Closing in connection with the preparation, execution, and performance of this Agreement.

Section 7.2  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements to be fully performed within such State.

Section 7.3  Notices. All notices and other communications required or permitted hereunder shall be in writing (including telecopier communication) and be delivered by personally or by overnight courier (with written receipt requested) or telecopied (with confirmed receipt), to the following addresses (or such other address as any party shall have designated from time to time by notice to the other party):

If to the Seller to:

Peter Hooper
Atlantic Research & Consulting, Inc.
109 State Street
Boston, MA 02109

with a copy to:

Company Counsel, LLC
11 Winthrop Street
Essex, Massachusetts 01929
Attention: Sean D. Abbott, Esq.

If to the Purchaser to:

FIND/SVP, Inc.
625 Avenue of the Americas
New York, New York
Attention: David Walke
Peter Stone

with a copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas
26th Floor
New York, New York 10019
Attention: Robert L. Lawrence, Esq.

All such notices and other communications shall be effective upon written confirmation of delivery or if sent by facsimile, upon confirmed receipt of transmission.

Section 7.4  No Waiver of Remedies, etc. No failure on the part of any party to exercise, and no delay of any party in exercising, any right or remedy available hereunder or by law shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy by any party preclude any other or further exercise thereof or the exercise of any other right by such party. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.5  Injunctive Relief; Jurisdiction and Venue; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties further agree (a) that this Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York; (b) that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby; and (c) to irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum. Seller and Purchaser each further irrevocably waive the right to a jury trial in connection with any action arising under this Agreement.

Section 7.6  Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original of this Agreement and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement, and delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof, provided, however, that in each instance an original executed counterpart shall be promptly delivered to the other parties by hand or overnight courier.

Section 7.7  Section and Other Headings. The sections and other headings contained in this Agreement are for reference purposes only and shall not define, limit or extend the meaning or interpretation of this Agreement.

Section 7.8  Entire Agreement; Incorporation by Reference. All Schedules and Exhibits attached hereto and all certificates, documents and other instruments contemplated to be delivered hereunder are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references to this Agreement herein or in any of such writings shall be deemed to refer to and include all of such writings. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.9  Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, personal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.10    Amendment or Modification. This Agreement may not be amended, supplemented or otherwise modified by the parties in any manner, except by an instrument in writing signed by each of the Seller and an authorized officer of Purchaser.

Section 7.11    Waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision, and the single or partial exercise of any right hereunder by any party shall not preclude any other or further exercise of such right or any other right by such party or the other party.

Section 7.12    Severability. If any provision of this Agreement shall be determined by a court pursuant to Section 7.5 of this Agreement to be invalid or unenforceable in any jurisdiction, such determination shall not affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, the unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.13  Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided, that Purchaser may assign this Agreement to a corporation, partnership, or limited liability company of which Purchaser maintains voting control.

Section 7.14  Publicity. No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date hereof without the prior written consent of the Purchaser and the Seller as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude any party or its affiliates from making any public announcement or filing pursuant to any federal or state securities laws or stock exchange rules.

Section 7.15  Enforcement. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default and to other equitable relief, including, without limitation, specific performance, with bond or other security being required.

Section 7.16  Construction. Each party has been represented by counsel of its choice in the negotiation of this Agreement. This Agreement shall be deemed to have been drafted by each of the parties hereto jointly, and no rule of construction shall be invoked respecting the authorship hereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:		/s/ Peter Hooper
Peter Hooper

PURCHASER:		FIND/SVP, INC.

	By:	/s/ David Walke
Name: David Walke
Title: Chief Executive Officer